ALARIS Medical Systems, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:
William C. Bopp Sr. VP & CFO 7/30/03 only:011-44-781-0181203 After 7/30/03: 858 458-7994

FOR IMMEDIATE RELEASE
October 28, 2003

ALARIS MEDICAL SYSTEMS REPORTS THIRD QUARTER RESULTS

SALES GROW 15%; INCOME FROM OPERATIONS INCREASES 36%
EARNINGS PER SHARE OF $.15 EXCEED EXPECTATIONS

SAN DIEGO, CA, October 28, 2003 – ALARIS Medical Systems, Inc. (NYSE: AMI) today reported that sales for the quarter ended September 30, 2003 increased 15% to $130.5 million, compared with $113.1 million for the same period in 2002. Sales growth for the quarter was 11% in constant currency and was consistent with the Company’s previous guidance. Income from operations increased 36% to $24.4 million, compared with $17.9 million for the third quarter of 2002. The Company reported net income of $10.9 million or $.15 per share, compared with net income of $1.9 million or $.03 per share for the third quarter of 2002. Earnings per share exceeded the Company’s previous guidance for the quarter of $.10 to $.12 per share.

The Company’s second quarter recapitalization resulted in $67.7 million of charges ($41.4 million net of tax) in the first half of the year. As a result, the Company reported a net loss of $22.4 million, or $.35 per share, for the first nine months of 2003. Excluding the recapitalization expenses, earnings per share would have been $.28 for the first nine months of 2003, compared with $.06 per share for the first nine months of 2002.

On a pro forma basis, had the recapitalization occurred on January 1, 2003, and excluding the recapitalization expenses, net income for the nine months ended September 30, 2003 would have been $28.9 million and net income per common share, on a fully diluted basis, would have been $.39. (See “Supplemental Schedule Reconciling GAAP Data to Pro Forma Non-GAAP Data” at the end of this release for the reconciliation of net income and net income per common share to this pro forma data, which are non-GAAP financial measures, as well as a discussion of the reasons that management believes the presentation of such information is useful for investors.)

David L. Schlotterbeck, president and chief executive officer, said, “As demonstrated in our strong third quarter results, we believe we continue to distance the Company from its competitors. This provides us tremendous confidence and momentum as we enter the next phase of our strategy. Additionally, our strong cash flow performance allowed us to make $30 million in early debt payments during the third quarter and another $10 million in October.”

ALARIS Medical Systems Reports Third Quarter Results

Schlotterbeck continued, “The positive impact of our recent recapitalization is clearly seen in our third quarter results. Interest expense as a percent of sales had dropped from 13% a year ago to 5% currently. Our plans are to continue to reduce our debt while growing the Company to further improve this ratio.”

Third Quarter 2003 Results

    Sales. For the three months ended September 30, 2003, sales were $130.5 million, an increase of $17.4 million, or 15%, over the same period in the prior year. If currency exchange rates for the third quarter of 2003 had prevailed during the third quarter of 2002, sales would have been $117.3 million for the third quarter of 2002. Thus, excluding the effects of currency changes, the increase in sales for the third quarter of 2003 was $13.2 million, or 11%, over the third quarter of 2002.

    Higher volumes of both drug infusion instruments and disposable administration sets were the primary factors leading to the increase in North America sales of $12.3 million, or 16%, over the prior year. The increase in infusion instruments was primarily due to sales of the MedleyTM Medication Safety System and our proprietary Guardrails® Safety Software. We believe the increase in sales of dedicated disposables was due to an increase in our installed base of infusion devices. The growth in other disposables and service was due to an increase of approximately $2.6 million in sales of SmartSite® Needle-Free Systems along with an increase in professional services over the third quarter of 2002. The increase in sales of drug infusion products in North America was partially offset by lower volumes of patient monitoring instruments and associated disposables compared with the prior year.

    International sales for the third quarter of 2003 increased $5.1 million, or 15%, compared with the same period in the prior year. Excluding the effects of currency changes, International sales for the third quarter of 2003 increased 3% over the third quarter of 2002, in line with Company expectations. This increase was due to higher volumes of, and revenues from, dedicated disposable administration sets, SmartSite® Needle-Free Systems and service.

    Gross Profit. Gross profit increased $12.9 million, or 22%, for the quarter ended September 30, 2003, compared with the same quarter in the prior year. The gross margin percentage increased to 54.0% for the third quarter of 2003, from 50.9% for the third quarter of 2002. Excluding the effects of currency changes, gross profit for the third quarter of 2003 would have increased $10.3 million from the third quarter of 2002 and the gross margin percentage for the third quarter of 2002 would have been 51.3%. In both Business Units, the improved margin percentage was due to increased volume of products manufactured and sold, an increased percentage of revenues from sales of software products that carry a higher margin than equipment and disposables, lower warranty costs, and generally lower product costs resulting from improved manufacturing efficiencies.

    Selling and Marketing Expenses. Selling and marketing expenses increased $2.8 million, or 12%, for the quarter ended September 30, 2003, compared with the same period in 2002, primarily due to increased selling costs associated with higher sales volume in the third quarter of 2003 compared with the third quarter of 2002 and to higher sales and marketing costs related to increased personnel, consulting and related activities supporting the continued deployment of our medication safety strategy. As a percentage of sales, selling and marketing expenses decreased to 19.4% for the third quarter of 2003 from 19.9% for the third quarter of 2002. Excluding the effects of currency changes, the increase in selling and marketing expenses for the third quarter of 2003 would have been $2.0 million, or 8%, compared with the third quarter of 2002.

ALARIS Medical Systems Reports Third Quarter Results

    General and Administrative Expenses.General and administrative expenses increased $1.8 million, or 18%, for the quarter ended September 30, 2003, compared with the same period in the prior year. As a percentage of sales, general and administrative expenses increased to 9.1% for the third quarter of 2003, from 8.9% for the third quarter of 2002. Increases in administrative expenses were largely due to higher depreciation, legal and other professional services, and bonus expense over the same period in the prior year. Excluding the effects of currency changes, the increase in general and administrative expenses for the third quarter of 2003 would have been $1.5 million, or 15%, compared with the third quarter of 2002.

    Research and Development Expenses. Research and development expenses increased approximately $1.6 million, or 19%, for the quarter ended September 30, 2003, compared with the same period in the prior year. The increase was due to spending associated with new product development primarily related to our medication safety strategy, including increased spending on new products for the international market. This higher spending was primarily in the form of increased salaries and benefits and outside consulting. Research and development expenses increased to 7.4% of sales for the third quarter of 2003, compared with 7.1% of sales for the third quarter of 2002.

    Interest Income from Sales-Type Capital Leases. Interest income from sales-type capital leases decreased $.3 million, or 28%, for the quarter ended September 30, 2003, compared with the same quarter in 2002, due to a decrease in the contract portfolio as more customers have utilized third party financing.

    Interest Expense. Interest expense decreased $8.0 million, or 55%, for the quarter ended September 30, 2003, compared with the same period in the prior year. Included in interest expense in the third quarter of 2003 is $.7 million of debt-issue cost write-offs related to $30 million in prepayments made under the Credit Facility. The decrease in interest expense resulted from the reduction in the principal amount of outstanding debt and lower interest rates on debt under the Credit Facility and the Notes compared with the interest rates on the debt which was refinanced in the second quarter recapitalization.

Financial Position

At September 30, 2003, ALARIS Medical Systems reported long-term debt of $389.4 million (including current portion.) This represents a $138.1 million reduction in total debt since December 31, 2002. On July 10, 2003, in connection with the exercise by the common stock underwriters of their over-allotment option, the Company made a $10 million prepayment of principal under the term loan portion of the Credit Facility. Utilizing cash flow from operations, ALARIS Medical Systems made two additional prepayments of $10 million each during the third quarter of 2003, as well as the first scheduled principal payment on September 30, 2003 of $0.6 million. Subsequently, in October 2003, the Company made an additional principal prepayment of $10 million, bringing total principal payments on the new term debt to $40.6 million to date.

Cash provided by operations was $92.0 million for the first nine months of 2003 compared with $33.7 million for the same period in 2002. The Company had a $30 million undrawn credit line and $38.5 million in cash on the balance sheet at September 30, 2003, compared with no credit line and $69.7 million in cash at year-end 2002, with the decrease primarily the result of using cash on hand to complete the recapitalization and subsequent principal reductions in the new term loan.

Recent Key Developments:

o	On September 25, 2003, the Company’s common stock listing was transferred to the New York Stock Exchange (NYSE) from its previous listing on the American Stock Exchange (AMEX). The ticker symbol remains “AMI.” ALARIS Medical Systems’ president and chief executive officer, David L. Schlotterbeck, rang the opening bell on the NYSE in connection with this first day of trading of its common stock on the exchange.

ALARIS Medical Systems Reports Third Quarter Results

o	The Company released the ASENA® CC Syringe Pump with its proprietary Guardrails® Safety Software for markets outside the United States. ALARIS Medical Systems’ International Business Unit will initially be working in close collaboration with key institutions in a number of countries, including New Zealand and the United Kingdom, to implement the Company’s error-prevention software and help improve medication safety. The ASENA® Infusion System consisting of syringe pumps, volumetric infusion pumps and the ASENA® Docking Station have already established a leadership position outside the United States, where syringe pumps are frequently the instruments of choice to deliver critical drugs. The addition of the Guardrails®Safety Software will provide additional clinical benefits for ALARIS Medical Systems’ large international customer base and will help provide medication safety where the risk of harm to patients is the greatest, at the point of care.

o	The Company announced its sponsorship of an industry-wide workgroup to examine the potential for harm from intravenous (IV) medication administration. Composed of prominent physicians, nurses and pharmacists from leading hospitals as well as thought leaders from the American Hospital Association (AHA), National Patient Safety Foundation (NPSF) and the Institute for Healthcare Improvement (IHI), the workgroup will participate in a series of meetings to develop strategies to help reduce the risk of patient harm.

o	During the third quarter, the Company issued three joint press releases highlighting the recent addition of the Medley™ Medication Safety System with its proprietary Guardrails® Safety Software to contracts with health care group purchasing organizations. Featured in the releases were Novation, the supply company for VHA, Inc. and the University Healthsystem Consortium (UHC), Amerinet, Inc. and MedAssets.

o	On September 18, 2003, the Company announced a five-year, multisource contract with Premier, Inc, one of the nation’s largest healthcare alliances. This new contract extends the Company’s existing and long-standing supply relationship with Premier and includes medication safety systems, including the Medley™ Medication Safety System with its proprietary Guardrails® Safety Software, the newest additions to the Medley™ System, the Medley™ Syringe Module, the Guardrails® Clinical Advisories feature and advanced data reporting capabilities. In addition, the contract includes ALARIS Medical Systems’Signature Edition® GOLD Infusion System, as well as associated dedicated and non-dedicated disposable products.

Outlook

For the fourth quarter of 2003, we are forecasting sales growth of 13% to 14% over the $134.4 million (which was 20% over the fourth quarter of 2001) reported for the same quarter last year. In constant currency the sales growth is forecasted at 9% to 10%. Earnings per share for the fourth quarter are forecasted to be approximately $.17 to $.19. We have historically experienced seasonality in our sales with fourth quarter sales being greater than earlier quarters. This is primarily due to seasonal characteristics of the industry including hospital capital equipment purchasing patterns. We are forecasting that the fourth quarter of 2003 will continue to experience similar seasonality.

ALARIS Medical Systems Reports Third Quarter Results

For full year 2003, we are forecasting sales growth of approximately 15% to 16% (10% to 11% in constant currency) over 2002. Income from operations is currently forecasted to be 30% to 33% higher than the $71.7 million reported for full year 2002. Due to the large loss from the recapitalization activities during the second quarter, we are currently forecasting a net loss for the year, with a net loss per share of approximately $.13 to $.15. Excluding recapitalization expenses, full year 2003 earnings per share are forecasted to be $.45 to $.47. The earnings per share for the nine months ended September 30, 2003 was a $.35 loss. After excluding the recapitalization expenses, earnings per share would have been $.28 for such period. Adding the fourth quarter 2003 earnings per share guidance contained herein to the $.35 actual loss per share for the nine months ended September 30, 2003 will not equal the full year loss per share guidance. This is a result of a GAAP requirement to exclude common stock equivalents (such as stock options) from the weighted average shares during loss periods but to include such common stock equivalents during income periods. Since we are forecasting a net loss for full year 2003, common stock equivalents have not been included in computing the forecasted loss per share.

Looking beyond 2003, we continue to target sales growth of 10% — 13% per year in constant currency over the next five years. We have not completed our 2004 business plan but we currently anticipate constant currency sales growth of 11% — 12% for 2004. Our objective is to grow operating income faster than sales and net income faster than operating income. We plan to continue to reduce our leverage, with a target of about $300 million of debt outstanding at year-end 2005.

About ALARIS Medical Systems, Inc.

ALARIS Medical Systems, Inc. (NYSE: AMI) develops and markets products for the safe delivery of intravenous (IV) medications. The Company’s IV medication and infusion therapy delivery systems, software applications, needle-free disposables and related monitoring equipment are marketed in the United States and internationally. ALARIS Medical Systems’ “smart” pumps, with the proprietary Guardrails® Safety Software, help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and gather and record clinical information for review, analysis and interpretation. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. Headquartered in San Diego, California, ALARIS Medical Systems employs approximately 2,900 people worldwide. Additional information on ALARIS Medical Systems can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the effect of legislative and regulatory changes affecting the health care industry, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical Systems upon the success of new products (including its proprietary Guardrails® Safety Software and the MedleyTM Medication Safety System) and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing the Company’s indebtedness, and the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical Systems Inc., formerly known as ALARIS Medical Inc., including Form 10-K for the year ended Dec. 31, 2002, and other filings. On June 30, 2003, the two companies were merged. Subsequent SEC filings are available only for ALARIS Medical Systems Inc. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

[Financial Tables to Follow]

ALARIS MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollar and share amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Sales	$130,454	$113,063	$379,393	$325,983
Cost of sales	60,035	55,519	177,195	162,597

Gross profit	70,419	57,544	202,198	163,386

Selling and marketing expenses	25,284	22,512	75,061	65,025
General and administrative expenses	11,902	10,108	35,229	30,372
Research and development expenses	9,635	8,064	27,934	21,846
Restructuring and other non-recurring items	-	-	-	(585)

Total operating expenses	46,821	40,684	138,224	116,658

Interest income from sales-type
capital leases	780	1,080	2,530	3,391

Income from operations	24,378	17,940	66,504	50,119

Other income (expenses):
Interest income	119	144	632	626
Interest expense	(6,612)	(14,632)	(35,271)	(43,523)
Recapitalization expenses	-	-	(67,695)	-
Other, net	(261)	(334)	(783)	(635)

Total other expense	(6,754)	(14,822)	(103,117)	(43,532)

Income (loss) before income taxes	17,624	3,118	(36,613)	6,587
Provision for (benefit from) income taxes	6,695	1,246	(14,213)	2,634

Net income (loss)	$10,929	$1,872	$(22,400)	$3,953

Net income (loss) per common share, basic	$.15	$.03	$(.35)	$.07

Net income (loss) per common share, diluted	$.15	$.03	$(.35)	$.06

Weighted average common shares
outstanding, basic	70,716	59,507	63,684	59,350

Weighted average common shares
outstanding, diluted	75,250	62,922	63,684	62,112

ALARIS MEDICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEET
(Dollar and share amounts in thousands, except per share data)

ASSETS

	September 30, 2003	December 31, 2002
	(Unaudited)
Current assets:
Cash and cash equivalents	$38,517	$69,739
Receivables, net	77,726	90,050
Inventories	58,078	56,924
Deferred tax assets, net, current	37,922	18,063
Prepaid expenses and other current assets	10,038	8,703

Total current assets	222,281	243,479

Net investment in sales-type capital leases, less current portion	11,051	16,050
Property, plant and equipment, net	62,752	56,448
Other non-current assets	40,692	35,666
Goodwill	143,984	143,984
Intangible assets, net	88,425	90,074

	$569,185	$585,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$2,450	$-
Accounts payable	21,570	19,187
Accrued expenses and other current liabilities	57,980	51,157

Total current liabilities	82,000	70,344

Long-term debt	386,938	527,468
Other non-current liabilities	27,190	20,038

Total non-current liabilities	414,128	547,506

Contingent liabilities and commitments

Stockholders' equity:
Non-redeemable preferred stock, authorized 9,000 shares,
issued and outstanding: none	-	-
Common stock, authorized 85,000 shares at $.01 par value;
issued 71,449 and 60,045 shares at September 30, 2003
and December 31, 2002, respectively	714	600
Capital in excess of par value	275,857	151,423
Accumulated deficit	(199,807)	(177,407)
Treasury stock, at cost, 453 shares issued at September 30, 2003 and December 31, 2002	(2,027)	(2,027)
Accumulated other comprehensive loss	(1,680)	(4,738)

Total stockholders' equity	73,057	(32,149)

	$569,185	$585,701

ALARIS MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net (loss) income	$(22,400)	$3,953
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	19,684	17,409
Stock options granted to non-employees for service	-	100
Net loss on disposal/write-off of property, plant and equipment and intangibles	707	442
Debt discount and issue costs amortization and write-offs	2,539	1,993
Accretion of bond interest	8,921	13,493
Recapitalization expenses	67,695	-
(Increase) decrease in assets:
Receivables, net	13,152	(12,563)
Inventories	(976)	2,407
Prepaid expenses and other current assets	(901)	3,467
Deferred tax assets, net, current	(17,042)	(7,386)
Net investment in sales-type capital leases, non-current portion	4,999	6,379
Other non-current assets	552	(871)
Increase (decrease) in liabilities:
Accounts payable	2,850	(1,187)
Accrued expenses and other current liabilities	5,031	3,712
Other non-current liabilities	7,152	2,383

Net cash provided by operating activities	91,963	33,731

Cash flows from investing activities:
Capital expenditures	(21,930)	(11,699)
Patents, trademarks and other	(8,494)	(922)

Net cash used in investing activities	(30,424)	(12,621)

Cash flows from financing activities:
Repurchase of debt and related costs	(591,839)	-
Principal payments on long-term debt	(30,613)	(15,969)
Proceeds from term loan borrowing	245,000	-
Proceeds from issuance of long-term debt	175,000	-
Proceeds from exercise of stock options	3,776	1,695
Proceeds from sale of common stock	125,000	-
Equity issuance costs	(7,459)	-
Debt issuance costs	(12,230)	-

Net cash used in financing activities	(93,365)	(14,274)

Effect of exchange rate changes on cash	604	380

Net (decrease) increase in cash	(31,222)	7,216
Cash and cash equivalents at beginning of period	69,739	51,200

Cash and cash equivalents at end of period	$38,517	$58,416

ALARIS MEDICAL SYSTEMS, INC.
SCHEDULE OF SUPPLEMENTAL FINANCIAL DATA (Unaudited)
(Dollars in millions)

Sales data:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	incr/(decr)	2003	2002	incr/(decr)

North America
Infusion Instruments	$24.5	$18.4	33%	$68.4	$49.1	39%
Dedicated Disposables	37.8	34.9	8%	110.6	103.3	7%
Other Disposables and Service	22.0	18.3	20%	61.3	53.4	15%

Subtotal	84.3	71.6	18%	240.3	205.8	17%
Patient Monitoring	6.1	6.5	(6%)	17.9	19.2	(7%)

North America Total	$90.4	$78.1	16%	$258.2	$225.0	15%

International
Infusion Instruments	$9.9	$9.9	0%	$33.9	$29.8	14%
Dedicated Disposables	22.3	18.5	21%	64.5	53.0	22%
Other Disposables and Service	6.6	5.3	25%	19.1	14.1	35%

Subtotal	38.8	33.7	15%	117.5	96.9	21%
Patient Monitoring	1.3	1.3	0%	3.7	4.1	(10%)

International Total	$40.1	$35.0	15%	$121.2	$101.0	20%

ALARIS Medical Systems Total	$130.5	$113.1	15%	$379.4	$326.0	16%

ALARIS MEDICAL SYSTEMS, INC.
SUPPLEMENTAL SCHEDULE
RECONCILING GAAP DATA TO PRO FORMA NON-GAAP DATA (Unaudited)
(Dollar and share amounts in thousands, except per share data)

    The following table sets forth a reconciliation of our reported net loss and net loss per common share for the nine months ended September 30, 2003 to our net income and net income per share on a pro forma basis as if the recapitalization had occurred on January 1, 2003, which pro forma amounts are non-GAAP financial measures. The pro forma data exclude the effect of the pre-tax charges of $67.7 million we recorded in the first half of 2003.

    The pro forma data assume that the following transactions occurred on January 1, 2003: (i) the sale of 10 million shares of common stock; (ii) the sale of $175 million aggregate principal amount of ALARIS Medical Systems’ new 7-1/4% senior subordinated notes due 2011 (the “Notes”); (iii) borrowings of a $245 million term loan under our new $275 million credit facility at an annual interest rate of 4.05%; (iv) the repurchase of all of our outstanding indebtedness pursuant to tender offers; and (v) other debt repurchases made in the first half of 2003.

    The pro forma data is being presented to give management and investors an enhanced understanding of the effect of the recapitalization on our operating results. Management believes that the significant reduction in future interest expense resulting from the recapitalization is material to an understanding of our business and will have a significant impact on cash flow and earnings. We have excluded the effect of the recapitalization expenses from the pro forma data because such expenses will not have a continuing impact on the Company. The pro forma data are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated prior to the period presented.

Nine Months Ended September 30, 2003

Net loss, as reported	$(22,400)

Adjustments to exclude recapitalization expenses:
Recapitalization expenses	67,695
Income tax benefit	(26,279)

Net income, excluding recapitalization expenses	19,016

Pro forma adjustments:
Interest expense	15,958
Other, net	(75)
Provision for taxes	(6,007)

Net income, pro forma	$28,892

Net loss per common share, diluted, as reported	$(.35)

Net income per common share, diluted, excluding
Recapitalization expenses	$.28

Net income per common share, diluted, pro forma	$.39

Weighted average common shares outstanding, as reported	63,684
Dilutive common stock equivalents	4,349

Weighted average common shares
outstanding, diluted, assuming net income for period	68,033
Pro forma adjustment:
Weighted average effect of sale of common stock	6,490

Weighted average common shares
outstanding diluted, pro forma	74,523